NATIONS INSTITUTIONAL RESERVES

                        (A Massachusetts Business Trust)


                      CERTIFICATE: CLASSIFICATION OF SHARES

              The undersigned, Secretary of Nations Institutional Reserves ("Reserves"), hereby certifies that the Board of Trustees of Reserves duly adopted the following votes at a meeting held on February 4, 1998:

              WHEREAS, certain information has been provided to the Board of Trustees concerning the approach to marketing and distributing the Funds of Reserves and various methods generally available to investment companies to market and distribute their shares to investors;

              WHEREAS, the Trustees of Reserves approved a multi-class plan pursuant to Rule 18f-3 under the 1940 Act on April 12, 1995, as amended (the "Multi-Class Plan"), which describes the terms of Reserves multiple class share distribution system; and

              WHEREAS, it has been recommended that Reserves establish one new investment portfolio, Nations Money Market Reserves, which is to have the following characteristics:

              (i) Adviser Class Shares of Nations Money Market Reserves: to be offered to customers of certain financial institutions and broker-dealers that have entered into a Shareholder Servicing Agreement with Servicing Agents and a Shareholder Servicing Plan with Reserves pursuant to a Shareholder Servicing and Rule 12b-1 Plan authorizing payment of a combined distribution and shareholder servicing fee not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to Adviser Shares of Nations Money Market Reserves; and to be subject to certain retail transfer agency fees;

              (ii) Liquidity Class Shares of Nations Money Market Reserves: to be offered to customers of certain financial institutions and broker-dealers that have entered into a Shareholder Servicing Agreement with Servicing Agents and a Shareholder Servicing Plan with Reserves, pursuant to a Shareholder Servicing and Rule 12b-1 Plan, authorizing the payment of a distribution fee not to exceed 0.30% (on an annual basis) of the average daily net assets attributable to Liquidity Class Shares of Nations Money Market Reserves and, (B) a Shareholder Servicing Plan with Reserves authorizing payment of a shareholder servicing fee not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to Liquidity Class Shares of Nations Money Market Reserves; and to be subject to certain retail transfer agency fees;

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              (iii) Market Class Shares of Nations Money Market Reserves: to be
                    offered to customers of certain financial institutions and broker-dealers that have entered into a Shareholder Servicing Agreement with Servicing Agents and a Shareholder Servicing Plan with Reserves, pursuant to a Rule 12b-1 Plan, authorizing the payment of a distribution fee not to exceed 0.20% (on an annual basis) of the average daily net assets attributable to Market Class Shares of Nations Money Market Reserves, and (B) a Shareholder Servicing Plan with Reserves authorizing payment of a shareholder servicing fee not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to Market Class Shares of Nations Money Market Reserves; and to be subject to certain retail transfer agency fees;

              (iv) Capital Class Shares of Nations Money Market Reserves: to be offered to customers of certain banks and other financial institutions; and

              NOW THEREFORE BE IT:

              VOTED, that pursuant to Article III, Section 1 and Article IV,
Section 3 of Reserves' Agreement and Declaration of Trust, an unlimited number of authorized, unissued shares be, and they hereby are, allocated to Nations Money Market Reserves and divided into and classified as a separate class or classes of Nations Money Market Reserves as follows:

              (i)   Nations Money Market Reserves - Adviser Shares;

              (ii)  Nations Money Market Reserves - Capital Shares;

              (iii) Nations Money Market Reserves - Liquidity Shares;

              (iv)  Nations Money Market Reserves - Market Shares;

              FURTHER VOTED, that the Board of Trustees of Reserves, including a majority of the Trustees who are not interested persons of Reserves, hereby find that an amendment to the Multi-Class Plan for Reserves, as presented at this meeting, including the method contained therein for allocating expenses among the classes in a single Fund, is in the best interests of each class of shares of Reserves individually and Reserves as a whole;

              FURTHER VOTED, that the amendment to the Multi-Class Plan for Reserves, as presented to this meeting, be, and it hereby is, ratified and approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of Reserves; and

              FURTHER VOTED, that consideration received by Reserves for the issue or sale of any class of Nations Money Market Reserves' shares (individually, a "Class" and collectively the "Classes") shall be invested and reinvested with the consideration received by Reserves for the issue and sale of all of such Nations Money Market Reserves' other classes, together with all income, earnings, profits and proceeds thereof, including the proceeds derived from the sale, exchange or liquidation thereof, any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and any general assets of Reserves allocated to such Nations Money Market Reserves by the Board of Trustees in accordance with Reserves' Agreement and Declaration of Trust, and each share of any class of such Nations Money Market Reserves (individually, a "Share" and collectively, the "Shares") shall share equally with each Share of all the classes of such Nations Money Market Reserves in such consideration and other assets, income, earnings, profits and proceeds thereof. ; and

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              FURTHER VOTED, that the Officers of Reserves be, and each hereby is, authorized and directed to take all such actions as and when the officers taking such action, in consultation with Reserves' counsel, deem necessary or appropriate to effect establishment of the New Fund, including, but not limited to, executing, sealing, delivering and filing a Certificate and/or Amendment to the Reserves' Agreement and Declaration of Trust, and any and all other documents, instruments, papers and writings as he or she may deem necessary or appropriate to perform and carry out the preceding votes, such determination to be conclusively evidenced by such acts.

              The foregoing votes remain in full force and effect as of the date hereof.


                                                  /s/ Richard H. Blank, Jr.
Dated:  February 4, 1998                          _________________________
                                                  Richard H. Blank, Jr.
                                                  Secretary

Subscribed and sworn to before
me this 4TH day of FEBRUARY, 1998


/s/ Lynn Broadaway
___________________________________

          Lynn Broadaway
Name:______________________________
          Notary Public
                    9/14/2006
Commission Expires:________________


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